UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

On November 14, 2024, the Kellner Group issued the press release that appears below and expects to distribute copies to stockholders by mail and electronically:

Kellner Group Urges Stockholders of AIM Immunotech to Vote Gold Card Now for

Desperately Needed Change to the AIM Board

The Delaware Supreme Court Ruled that the Incumbent Board

Breached its Fiduciary Duties to Stockholders

AIM Board Wasted Millions in Furtherance of Improper Purpose

Stockholders Urged to Act Now Before the Board’s Self-Interested Behavior Irreversibly Damages the Company

Stockholders Should Not be Fooled by Misleading Statements by AIM Board – The Facts Speak for Themselves

Kellner Group Nominees Bring Skills, Experience and Credibility Necessary for AIM to be Successful

New York, New York, November 14, 2024: Ted Kellner, as the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”) today issued the following statement in connection with their efforts to bring accountability to the entrenched, incumbent Board of Directors of AIM Immunotech Inc. (NYSE American: AIM) and finally start creating value for stockholders. Mr. Kellner is convinced that the Kellner Group Nominees have the experience to make AIM successful and that an immediate change in directors on the AIM board at this year’s annual meeting is absolutely necessary.

The Delaware Supreme Court Ruled that the Incumbent Board

Breached its Fiduciary Duties to Stockholders.

On July 11, 2024, the Delaware Supreme Court ruled that bylaws adopted by the Board in 2023 were inequitable and unenforceable. The court found that the Board’s motive was not to counter the threat of an uninformed vote. Rather, the “primary purpose was to interfere with Kellner’s nomination notice, reject his nominees, and maintain control.” The court ruled that the 2023 amended bylaws were the “product of an improper motive and purpose, which constitutes a breach of the duty of loyalty.” (emphasis added)

This illegal behavior by the AIM Board was not an isolated incident. A federal district court in Florida sanctioned AIM and its counsel in 2024 in its Section 13(d) claims against members of the Kellner Group and others – claims that have been dismissed multiple times – for pursuing arguments that were “factually and legally frivolous and advanced for an improper purpose.” (emphasis added)

The incumbent Board is engaged in what we consider to be gross waste in pursuit of its improper purpose. Based on AIM’s own disclosures, we estimate that the incumbent Board has spent between $15.0 to $20.0 million in just the past two years in their bad faith effort to prevent a meaningful election of directors and maintain control. This is an unconscionable amount for a company of AIM’s size – approximately equal to its entire market capitalization. We believe the incumbent Board bears sole responsibility for this waste—the incumbent directors initiated and continued this effort in order to entrench themselves and disenfranchise stockholders. And instead of raising capital to research and develop Ampligen, the Board has chosen to raise capital — at enormous expense from unscrupulous lenders and at usurious rates — to fund litigation against stockholders who seek to hold the Board accountable at the ballot box. As a direct result of the Board’s bad faith actions, AIM’s stock price is down 99+% since the incumbent Board took control and continues to reach new lows and its financial condition has significantly deteriorated to the point that its viability is in serious jeopardy.

All of the incumbent Board members bear responsibility and must be held accountable. Although Mr. Equels, Dr. Mitchell and Mr. Appelrouth adopted the 2023 bylaw amendments in breach of their fiduciary duties, the improper purpose and waste has clearly continued in our view. Ms. Bryan joined the Board in spring of 2023 – after being hand-picked by Mr. Equels and rubber-stamped by Dr. Mitchell and Mr. Appelrouth – and has joined right in. All four incumbent Board members – Equels, Mitchell, Appelrouth and Bryan – should be held responsible for spending millions to disenfranchise stockholders last year and continuing to pursue improper litigation. Ms. Bryan is the chair of the compensation committee that recently signed off on the issuance of almost 900,000 shares of fully vested common stock to Mr. Equels and Mr. Rodino, AIM’s COO and General Counsel, as an advance on salary payable in the next year. We believe that doing this before the record date for this year’s annual meeting, with the knowledge that AIM was facing another proxy contest, clearly demonstrates continuation of the same bad faith entrenchment efforts from the incumbent Board.

The incumbent Board’s claim that it is taking these wasteful and self-interested actions to protect stockholders is disingenuous and lacks credibility in our view. AIM’s stockholders have clearly, and repeatedly, conveyed a clear message to the Board that they demand change. This was evident in the significant support of stockholders for the election of Mr. Kellner, Mr. Deutsch and Mr. Chioini at the 2023 annual meeting of stockholders, and the significant support for the election of Mr. Chioini and another nominee at the 2022 annual meeting of stockholders. It was evident in the overwhelming failures of the say-on-pay votes at the last three annual meetings of stockholders.

The incumbent Board has acknowledged this stockholder dissatisfaction – two years ago, after the 2022 annual meeting, AIM announced that it valued stockholder feedback and would seek to add two new independent directors and conduct a review of executive compensation. The incumbent Board never followed through. Instead, Mr. Equels selected only one new director without any independent search, Ms. Bryan, who had pre-existing relationship with him. The Board conducted only a cursory, selective, self-affirming compensation review using the same small search firm that recommended Mr. Equels’s outrageous compensation package in the first place, with no changes announced. We believe that the incumbent Board does not value stockholder feedback, and this farce of a process demonstrates that.

The Incumbent Board has No Plan and is Continuing to Mislead Stockholders to Distract from its Failures.

Mr. Kellner is one of AIM’s largest stockholders and has held his shares for several years. Mr. Deutsch is also one of AIM’s largest stockholders and has also held his shares for several years. They have no motivations other than to improve the Company’s performance. Collectively, the Kellner Group is AIM’s largest stockholder according to AIM’s proxy statement. If the incumbent Board was acting in good faith, it would be attempting to attract long-term stockholders like Mr. Kellner and Mr. Deutsch. Instead, the incumbent Board has attacked them and questioned their motives with no basis. We believe this behavior alienates potential long-term investors like Mr. Kellner and Mr. Deutsch.

The incumbent Board’s primary argument for its election – suggesting that the Kellner Group includes criminals – is completely and demonstrably false. Likewise, the claim that Mr. Kellner is motivated to pursue these nominations by the potential to recoup expenses is illogical and disingenuous. It is utterly shameless in our view for the incumbent Board, which has squandered $15 to $20 million to thwart the expressed will of stockholders and forced them to foot the bill without giving them any say in the matter, to take issue with the Kellner Group transparently disclosing the intent to seek reimbursement (of a fraction of the amount spent by AIM) in furtherance of the will of stockholders. Given AIM’s distressed financial condition, the idea advanced by the incumbent Board that the Kellner Group is motivated by access to AIM’s capital is frivolous.

These are the facts:

•

Each of the Kellner Group Nominees will bring desperately needed skills, experience and credibility to AIM’s Board – each of them is an accomplished and respected business person in their field and none of them has any criminal history whatsoever.

•

There are no other AIM stockholders or other third parties involved in the Kellner Group’s activities, nor were there any other AIM stockholders or other third parties involved in Mr. Kellner’s nominations and solicitation for AIM’s 2023 annual meeting of stockholders.

The AIM Board’s tired and pathetic attempt to connect the Kellner Group to Mr. Tudor and Mr. Xirinachs – whose past histories with respect to AIM are well-known at this point – is a misleading distraction from their own fiduciary duty breaches, the plummeting stock price that continues to reach new lows, and complete lack of a plan to change course.

The Incumbent Board’s Breach of Fiduciary Duties, Gross Waste and Lack of Transparency are Disqualifying.

We believe the Board’s breach of its fiduciary duties, gross waste in pursuit of its improper purpose of entrenchment and disenfranchisement and continuing lack of transparency and attempts to mislead stockholders are disqualifying. No Board acting in good faith could justify these actions. But for the incumbent Board, which has overseen a massive destruction in stockholder value and 99+% stock price decline under its control, to engage in this bad faith effort is completely shocking to us.

Unfortunately, the incumbent Board’s failures are far broader than this and include, among others, large and increasing net losses, excessive G&A spending, inadequate R&D spending, excessive executive compensation, a stagnant clinical program that lacks focus and proper investment, financial mismanagement, a failure to attract long-term investment and poor corporate governance practices. The incumbent Board has communicated no plans to change any of this and promises only more of the same, with better outcomes somehow perpetually right around the corner. All of this is discussed in more detail in the Kellner Group’s proxy statement and will be highlighted in more detail in subsequent communications to stockholders, along with why the Kellner Group Nominees are the only choice to turn around AIM’s fortunes and finally start creating value for stockholders.

* * *

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE GOLD PROXY CARD

TODAY TO ELECT

TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL SWEENEY

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group Nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.